Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2022 Third-Quarter Financial Results

Year-over-year total contract value increased by 7% to $353 million

Company raises guidance for balance of year

Cambridge, Mass., November 2, 2022 — Forrester Research, Inc. (Nasdaq: FORR) today announced financial results for the third quarter ended September 30, 2022, and raised its guidance for the balance of the year. Results were driven by contract value (CV) growth of 7% and revenue growth of 8%. On a GAAP basis, earnings per share (EPS) was $0.28, and on an adjusted basis, EPS was $0.57.

Commenting on the announcement, CEO and Chairman George Colony stated, “We delivered solid financial results in the third quarter. We are on track to have one-third of our CV in the Forrester Decisions platform by year-end, and we remain focused on creating shareholder value for the long term. With today’s announcement, we are raising our guidance for the balance of the year, given the results we have posted today and our ongoing ability to manage costs. With that said, we continue to monitor the evolving macro environment and remain focused on our key metrics, which may continue to show volatility in the coming quarters, given our accelerated approach to convert clients to Forrester Decisions.”

Third-Quarter Consolidated Results

Total revenues for the third quarter of 2022 were $127.7 million, compared with $118.1 million for the comparable quarter in 2021.

On a GAAP basis, net income was $5.4 million, or $0.28 per diluted share, for the third quarter of 2022, compared with $4.5 million, or $0.23 per diluted share, for the same period in 2021.

On an adjusted basis, net income was $10.9 million, or $0.57 per diluted share, for the third quarter of 2022, reflecting an adjusted effective tax rate of 30%. Adjusted net income excludes stock-based compensation of $3.9 million and amortization of acquisition-related intangible assets of $3.4 million. This compares with an adjusted net income of $7.9 million, or $0.41 per diluted share, for the same period in 2021, which reflects an adjusted tax rate of 31%. Adjusted net income for the third quarter of 2021 excludes stock-based compensation of $2.5 million and amortization of acquisition-related intangible assets of $3.7 million.

Forrester is providing fourth-quarter and full-year 2022 financial guidance as follows:

Fourth Quarter 2022 (GAAP):

•	Total revenues of approximately $134 million to $144 million

•	Operating margin of approximately 1.0% to 3.0%

•	Interest expense of approximately $0.7 million

•	An effective tax rate of approximately 32%

•	Earnings per share of approximately $0.03 to $0.13

Fourth Quarter 2022 (Adjusted):

Adjusted financial guidance for the fourth quarter of 2022 excludes stock-based compensation expense of $3.5 million to $3.7 million, amortization of acquisition-related intangible assets of approximately $3.1 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 6.0% to 8.0%

•	Adjusted effective tax rate of approximately 30%

•	Adjusted diluted earnings per share of approximately $0.28 to $0.38

Full Year 2022 (GAAP):

•	Total revenues of approximately $535 million to $545 million

•	Operating margin of approximately 7.0% to 8.0%

•	Interest expense of approximately $2.5 million

•	An effective tax rate of approximately 32%

•	Earnings per share of approximately $1.25 to $1.35

Full Year 2022 (Adjusted):

Adjusted financial guidance for full-year 2022 excludes stock-based compensation expense of $14.5 million to $14.7 million, amortization of acquisition-related intangible assets of approximately $13.2 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 12.0% to 13.0%

•	Adjusted effective tax rate of approximately 30%

•	Adjusted diluted earnings per share of approximately $2.30 to $2.40

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, digital, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 70 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2022 and statements about the performance of Forrester Decisions, Forrester’s ability to manage costs, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Research	$87,038	$79,876	$262,265	$235,846
Consulting	37,382	37,393	115,075	116,903
Events	3,259	867	23,556	7,838

Total revenues	127,679	118,136	400,896	360,587

Operating expenses:
Cost of services and fulfillment	52,717	49,836	166,959	149,571
Selling and marketing	44,231	41,340	133,249	123,175
General and administrative	16,448	14,383	47,897	41,895
Depreciation	2,374	2,342	6,992	6,887
Amortization of intangible assets	3,352	3,696	10,068	11,567
Integration costs	—	—	—	334

Total operating expenses	119,122	111,597	365,165	333,429

Income from operations	8,557	6,539	35,731	27,158
Interest expense	(584)	(1,056)	(1,732)	(3,251)
Other income (expense), net	346	(195)	192	(866)
Gains on investments	—	—	426	—

Income before income taxes	8,319	5,288	34,617	23,041
Income tax expense	2,905	766	11,181	6,220

Net income	$5,414	$4,522	$23,436	$16,821

Basic income per common share	$0.29	$0.24	$1.24	$0.88

Diluted income per common share	$0.28	$0.23	$1.22	$0.87

Basic weighted average shares outstanding	18,958	19,134	18,939	19,107

Diluted weighted average shares outstanding	19,139	19,388	19,192	19,351

Adjusted data (1):
Income from operations—GAAP	$8,557	$6,539	$35,731	$27,158
Amortization of intangible assets	3,352	3,696	10,068	11,567
Integration costs	—	—	—	334
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	2,268	1,554	6,397	4,389
Selling and marketing	743	372	2,128	1,220
General and administrative	894	536	2,511	1,742

Adjusted income from operations	$15,814	$12,697	$56,835	$46,410

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income—GAAP	$5,414	$0.28	$4,522	$0.23	$23,436	$1.22	$16,821	$0.87
Amortization of intangible assets	3,352	0.18	3,696	0.19	10,068	0.53	11,567	0.59
Integration costs	—	—	—	—	—	—	334	0.02
Stock-based compensation	3,905	0.20	2,462	0.13	11,036	0.58	7,351	0.38
Gains on investments	—	—	—	—	(426)	(0.02)	—	—
Tax effects of items above (2)	(1,980)	(0.10)	(1,861)	(0.09)	(5,487)	(0.29)	(5,276)	(0.27)
Adjustment to tax expense for adjusted tax rate (3)	212	0.01	(921)	(0.05)	79	—	(1,615)	(0.08)

Adjusted net income	$10,903	0.57	$7,898	$0.41	$38,706	2.02	$29,182	$1.51

Diluted weighted average shares outstanding	19,139		19,388		19,192		19,351

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, integration costs, and net gains from investments, as well as their related tax effects. We also utilized an assumed tax rate of 30% in 2022 and 31% in 2021, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 30% in 2022 and 31% in 2021.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30, 2022	December 31, 2021
Balance sheet data:
Cash, cash equivalents and marketable investments	$118,738	$134,278
Accounts receivable, net	$50,602	$86,965
Deferred revenue	$180,758	$213,696
Debt outstanding	$50,000	$75,000

	September 30,
	2022	2021
Cash flow data:
Net cash provided by operating activities	$37,803	$84,992
Purchases of property and equipment	$(4,227)	$(9,845)
Repayments of debt	$(25,000)	$(9,375)
Repurchases of common stock	$(15,112)	$(10,646)

	As of September 30,
	2022	2021
Metrics:
Contract value	$353,000	$328,600 (a)
Client retention	75%	78%
Wallet retention	97%	99%
Number of clients	2,875	2,964

	As of September 30,
	2022	2021
Headcount:
Total headcount	2,004	1,763
Sales force	701	648

(a) September 30, 2021 contract value has been recast based on 2022 foreign currency rates.